Exhibit 10.38

FINAL FORM

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”) is entered as of [●], 2023, by and among Siebert Financial Corp., a New York corporation (the “Company”), Kakaopay Corporation, a company established under the Laws of the Republic of Korea (“Kakaopay”), the stockholders of the Company listed on Schedule I hereto (the “Gebbia Stockholders”), and [●] (the “Gebbia Representative”), in such individual’s individual capacity and as a representative of the Gebbia Stockholders. The Company, Kakaopay, the Gebbia Stockholders and the Gebbia Representative are sometimes referred to collectively as the “Parties” and each as a “Party”. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings as defined in the First Tranche Agreement or the Second Tranche Agreement, as applicable.

RECITALS

WHEREAS, the Company and Kakaopay are parties to that certain First Tranche Stock Purchase Agreement, dated as of the date hereof (the “First Tranche Agreement”), which provides for, among other things, the purchase by Kakaopay of Eight Million, Seventy-Five Thousand, Six Hundred Seven (8,075,607) shares of common stock, par value $0.01 per share, of the Company (“Common Stock” and such purchased shares, the “First Tranche Shares”) representing 19.9% of the Company’s total issued and outstanding Common Stock on a Fully-Diluted Basis (as defined in the First Tranche Agreement)(taking into account the issuance of the First Tranche Shares), on the terms and conditions set forth in the First Tranche Agreement (such transaction, the “First Tranche”); and

WHEREAS, concurrently with the execution of the First Tranche Agreement, the Company and Kakaopay entered into a separate Second Tranche Stock Purchase Agreement (the “Second Tranche Agreement”), pursuant to which Kakaopay shall purchase shares of Common Stock (the “Second Tranche Shares”), so to own 51% of the Company’s total issued and outstanding Common Stock on a Fully-Diluted Basis (as defined in the Second Tranche Agreement)(taking into account the issuance of the First Tranche Shares and the Second Tranche Shares) on the terms and conditions set forth therein (such purchase, the “Second Tranche”, and, together with the First Tranche and the other transactions contemplated thereby, the “Transactions”); and

WHEREAS, the Company, Kakaopay and the Gebbia Stockholders desire to set forth certain understandings amongst themselves, including certain governance matters.

AGREEMENT

NOW, THEREFORE, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person, or any relative of such Person.

“beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of Common Stock shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any security that may be acquired by such Person, whether within 60 days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities and (ii) no Person shall be deemed to beneficially own any security solely as a result of this Agreement.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized to be closed in New York City, New York and Seoul, the Republic of Korea.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Organizational Documents” means the Company’s organizational documents as currently in effect including, without limitation, the Company’s certificate of incorporation and bylaws.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Director” means any member of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive Officers” mean the executive officers of the Company, including its Chief Executive Officer and Chief Financial Officer.

“First Tranche” has the meaning set forth in the Recitals.

“First Tranche Agreement” has the meaning set forth in the Recitals.

“First Tranche Shares” has the meaning set forth in the Recitals.

“Gebbia Director” has the meaning set forth in Section 2.2(a).

“Gebbia Representative” has the meaning set forth in the Preamble.

“Gebbia Stockholders” has the meaning set forth in the Preamble.

“Independent Director” means a director who is not an executive officer or employee of the Company, who would satisfy the standards for being considered an independent director under the rules of The NASDAQ Global Market or any successor exchange on which the Common Stock is listed or traded and who, in the opinion of a majority of the Independent Directors then serving on the Board, has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.

“Kakaopay” has the meaning set forth in the Preamble.

“Kakaopay Director” has the meaning set forth in Section 2.2(a).

“Offered Stock” has the meaning set forth in Section 3.2.

“Offering Stockholder” has the meaning set forth in Section 3.2.

“Permitted Transferee” means (i) the members of a Party’s family, (ii) any trust for the direct or indirect benefit of a Party or the family of such Party, (iii) if a Party is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, and (iv) an Affiliate of any Party. In the case of the Gebbia Stockholders and the Gebbia Representative, Permitted Transferee shall exclude Michael Gebbia, Brooklyn Gebbia, Ireland Gebbia, Cross Gebbia and Mysteri Gebbia.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

“Prospective Transferee” has the meaning set forth in Section 3.2.

“ROFR Exercise Notice” has the meaning set forth in Section 3.4.

“ROFR Exercise Notice Date” has the meaning set forth in Section 3.4.

“ROFR Exercise Period” has the meaning set forth in Section 3.4.

“ROFR Notice” has the meaning set forth in Section 3.3(a).

“Second ROFR Exercise Notice” has the meaning set forth in Section 3.5(b).

“Second ROFR Exercise Notice Date” has the meaning set forth in Section 3.5(d).

“Second ROFR Exercise Period” has the meaning set forth in Section 3.5(b).

“Second ROFR Notice” has the meaning set forth in Section 3.5(a).

“Second ROFR Offeree” has the meaning set forth in Section 3.2.

“Second Tranche” has the meaning set forth in the Recitals.

“Second Tranche Agreement” has the meaning set forth in the Recitals.

“Termination” has the meaning set forth in Section 4.3.

“Transactions” has the meaning set forth in the Recitals.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, voting, receipt of dividends or other distributions, hypothecation or similar disposition of, any Common Stock beneficially owned by a Person, including, but not limited to, any swap or any other agreement including a transaction that transfers or separates, in whole or in part, any of the economic consequences of ownership of the Common Stock and/or voting rights in respect thereto. A Transfer shall not be deemed to have occurred solely by reason of a change of control of the ultimate controlling Persons as of the date hereof of the stockholder.

“Transferee” means any Person to whom Kakaopay or the Gebbia Stockholders Transfers shares of Common Stock.

“Transfer Offer” has the meaning set forth in Section 3.2.

“Transition Period” has the meaning set forth in Section 2.3(b).

Article II

CORPORATE GOVERNANCE

Section 2.1 Board Size. The Board shall consist of seven (7) Directors.

Section 2.2 Board Designees.

(a) As promptly as practicable, but in no event later than twenty (20) Business Days following the consummation of the First Tranche: the Company, Kakaopay and the Gebbia Stockholders will cause the following Persons to be nominated and appointed to serve as Directors:

i.	one (1) nominee designated by Kakaopay (each nominee designated by Kakaopay, a “Kakaopay Director”) who shall fill the current vacancy on the Board; and

ii.	six (6) nominees designated by the Gebbia Stockholders (collectively, “Gebbia Directors”, and each a “Gebbia Director”), of whom three (3) shall be Independent Directors.

(b) As promptly as practicable, but in no event later than twenty (20) Business Days following the consummation of the Second Tranche, the Company and the Gebbia Stockholders cause three (3) of the Gebbia Directors to resign, which Gebbia Directors will be replaced by three individuals designated by Kakaopay as Kakaopay Directors, and the Company, Kakaopay and the Gebbia Stockholders shall cause such Kakaopay Directors to be appointed to serve as Directors such that following the consummation of the Second Tranche, the composition of the Board shall be as follows:

i.	four (4) nominees designated by Kakaopay as Kakaopay Directors, of whom one (1) shall be an Independent Director (as defined above), and

ii.	three (3) nominees designated by the Gebbia Stockholders as Gebbia Directors, of whom two (2) shall be Independent Directors, one of whom shall be an “audit committee financial expert” within the meaning of Sections 406 and 407 of the Sarbanes-Oxley Act of 2002.

(c) In the event that the Gebbia Stockholders hold shares of Common Stock, in the aggregate, representing 10% or more, but less than 20%, of the Company’s total issued and outstanding Common Stock on a fully diluted basis as a result of one or more Transfer(s), issuance(s) of Common Stock or otherwise, the Company, Kakaopay and the Gebbia Stockholders shall cause:

i.	five (5) nominees designated by Kakaopay as Kakaopay Directors, of whom two (2) shall be Independent Directors, and

ii.	two (2) nominees designated by the Gebbia Stockholders as Gebbia Directors, of whom one (1) shall be an Independent Director.

(d) Notwithstanding the foregoing and provided that in the aggregate Kakaopay and the Gebbia Stockholders hold shares of Common Stock exceeding 50% of the Company’s total issued and outstanding Common Stock on a fully diluted basis, in the event that Kakaopay holds shares of Common Stock representing less than 51% of the Company’s total issued and outstanding Common Stock on a fully diluted basis as a result of one or more Transfer(s), issuance(s) of Common Stock or otherwise, the number of Kakaopay Directors and Gebbia Directors shall reflect (as closely as possible and without the need to increase the size of the Board) the total shares of Common Stock owned by Kakaopay and the Gebbia Stockholders, respectively, on a pro rata basis.

(e) Kakaopay and the Gebbia Stockholders agree to cause the Kakaopay Directors or Gebbia Directors, respectively, to resign as necessary, to create vacancies that shall be filled by nominees in accordance with this Section 2.2.

(f) In the event that a vacancy is created on the Board at any time by the death, disability, resignation or removal of a Kakaopay Director or Gebbia Director, then (i) Kakaopay, with respect to a vacancy created by the death, disability, resignation or removal of a Kakaopay Director, and (ii) the Gebbia Stockholders, with respect to a vacancy created by the death, disability, resignation or removal of a Gebbia Director, shall be entitled to designate an individual to fill the vacancy immediately following such vacancy and the Board shall appoint such individual to fill such vacancy. The Company, Kakaopay and the Gebbia Stockholders will cause such replacement designee to become a Director.

Section 2.3 Conduct of the Company’s Affairs.

(a) The Company, Kakaopay and the Gebbia Stockholders agree to exercise all rights available to them to cause the Board and the management of the Company to operate the business of the Company in the ordinary course and in accordance with the Company Organizational Documents, the First Tranche Agreement and the Second Tranche Agreement.

(b) For a period of one (1) year following the consummation of the Second Tranche (the “Transition Period”), the Company, Kakaopay and the Gebbia Stockholders agree to cause the Board and the management of the Company, as applicable, to implement the Company’s business plan as such business plan has been agreed to by such Parties as of the date hereof, which business plan includes those items set forth on Section 4.5(b) Disclosure Schedule for the First Tranche Agreement and Schedule 4.7(b) of the Company Disclosure Schedule for the Second Tranche Agreement, respectively.

(c) The use of investments proceeds will be used as documented in Schedule II hereto, provided that the Company provides a written report to the Board on the planned monthly expenditures prior to incurring such expenditures. The Company, Kakaopay and the Gebbia Stockholders further agree that any material changes to such business plan or material deviations in the operations of the Company from such business plan during the Transition Period, shall require the prior written consent of the Gebbia Directors. Kakaopay and the Gebbia Stockholders shall cause each of the Kakaopay Directors and the Gebbia Directors, as applicable, to take all required actions necessary to implement the provisions set forth in this Section 2.3.

(d) Notwithstanding anything contained in this Article II to the contrary, any item set forth on Schedule 4.5(b) of the Company Disclosure Schedule for the First Tranche Agreement and Schedule 4.7(b) of the Company Disclosure Schedule for the Second Tranche Agreement may be approved by a simple majority of the Board in accordance with the Company Organizational Documents and shall not be subject to the provisions of Section 2.4 of this Agreement]

Section 2.4 Matters Requiring Consent. For a period beginning upon the consummation of the First Tranche and ending the earlier of: (i) three years following the consummation of the Second Tranche or the consummation of the First Tranche in case the consummation of the Second Tranche does not take place, (ii) such time when Kakaopay holds shares of Common Stock representing less than ten percent (10%) of the Company’s total issued and outstanding Common Stock on a fully diluted basis or (iii) such time when the Gebbia Stockholders hold, in the aggregate, shares of Common Stock representing less than ten percent (10%) of the Company’s total issued and outstanding Common Stock on a fully diluted basis, the Company shall not, without the prior written consent of at least two/thirds (2/3rds) of the Board (including at least one (1) Kakaopay Director and one (1) Gebbia Director), agree to any of the following actions:

(a) acquisitions, mergers, amalgamation, consolidation, reorganization, recapitalization, voluntary de-listing from any trading market, or dispositions of material assets or another business (whether through a merger, share purchase, asset purchase, other similar transaction, or any transaction described in rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended);

(b) transactions or agreements, or material amendments to existing agreements between the Company and/or its subsidiaries, on the one hand, and an Affiliate (which shall not include the Company and/or its subsidiaries), on the other, including any going-private or other transaction with Kakaopay or Kakaopay’s Affiliates;

(c) material amendments to the Foreign Broker-Dealer Fee Sharing Agreement or any similar agreements between the Company and/or its Affiliates on the one hand and Kakaopay and/or its Affiliates on the other related to the sharing of revenues, commissions, rebates or similar matters;

(d) amendments to, or waiver of any provisions of, any of the Company Organizational Documents;

(e) increases or decreases to the size of the Board; and

(f) any authorization, creation, issuance, offer or sale of any equity and/or equity related security (including any security convertible into, exchangeable for, or exercisable for any security) of the Company.

Section 2.5 Voting Agreement.

(a) Except as otherwise agreed to in writing by the Company in advance, from the period commencing with the consummation of the First Tranche and continuing until the Termination, Kakaopay and each Gebbia Stockholder irrevocably and unconditionally agrees to vote (or cause to be voted) all shares of Common Stock held by such stockholder at any meeting of the Company’s stockholders, and at every adjournment or postponement thereof, however called, or in connection with any written consent of the Company’s stockholders (i) in favor of (a) each Kakaopay Director nominated pursuant to Section 2.2, (b) each Gebbia Director nominated pursuant to Section 2.2, (c) any proposal to adjourn or postpone such meeting of Company stockholders, and (d) any action which is intended or would be expected to ensure the performance of any and all other agreements set forth in this Agreement, and (ii) against any action which is intended or would be expected to prevent the performance of any other agreement set forth in this Agreement. Kakaopay and each Gebbia Stockholder shall not enter into any contract or agreement with any Person, the effect of which would be inconsistent with the provisions and agreements contained in this Section 2.5 or that would otherwise violate this Agreement. Kakaopay and each Gebbia Stockholder shall retain at all times the right to vote the shares of Common Stock held by such stockholder in such stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 2.5 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

(b) By entering into this Agreement, solely to the extent of a failure of Kakaopay or a Gebbia Stockholder to act in accordance with its obligations under Section 2.5(a) hereof, Kakaopay and the Gebbia Stockholders hereby appoint the Company and any designee of the Company, and each of them individually, their proxies and attorneys-in-fact, with full power of substitution and re-substitution, to vote during the term of this Agreement with respect to the shares of Common Stock held by such holders in accordance with Section 2.5(a) hereof. Kakaopay and the Gebbia Stockholders shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and power of attorney. Each proxy and power of attorney granted by Kakaopay and the Gebbia Stockholders: (i) is given to secure the performance of the duties of Kakaopay and each of the Gebbia Stockholders under this Agreement; (ii) shall be irrevocable from the period commencing with the consummation of the First Tranche until the Termination; (iii) shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy; (iv) shall revoke any and all prior proxies granted by Kakaopay or any Gebbia Stockholder with respect to shares of Common Stock; (v) is a durable power of attorney and shall survive the bankruptcy, death, or incapacity of Kakaopay and each Gebbia Stockholder, respectively, to the extent not revoked and terminated in accordance with this Section 2.5(b); (vi) shall not be exercised to vote, consent or act on any matter except as contemplated by Section 2.5(a) above; and (vii) shall be revoked, terminated and of no further force or effect, automatically and without further action, immediately upon the Termination.

(c) Kakaopay and the Gebbia Stockholders are entering into this Agreement solely in their respective capacities as record holders or beneficial owners of shares of Common Stock. This Section 2.5 shall not in any way limit or affect any actions taken (or any failures to act) by any director, officer or employee of Kakaopay or the Gebbia Stockholders in his or her capacity as a director, officer or employee of the Company.

Article III

RESTRICTIONS ON TRANSFER; RIGHTS OF REFUSAL

Section 3.1 Restrictions on Transfer. Each of Kakaopay and the Gebbia Stockholders agree not to Transfer any shares of Common Stock (i) other than in compliance with the provisions of the Company Organizational Documents and any applicable law and (ii) except for a Transfer by a Party to such Party’s Permitted Transferee, only after such Party has fully complied with the provisions of this Article III. Any Transfer in contravention of this Section 3.1 shall be null and void.

Section 3.2 Offered Stock. The Company shall have a right of first refusal if (i) Kakaopay or (ii) any of the Gebbia Stockholders (in each case, an “Offering Stockholder”) receives a bona fide offer from any Person (a “Prospective Transferee”), that the Offering Stockholder desires to accept (a “Transfer Offer”), to Transfer all or any portion of its shares of Common Stock in one or more transactions (the “Offered Stock”); provided, however, that an Offering Stockholder may Transfer shares of Common Stock representing up to 5% of the outstanding shares of Common Stock as of the date of this Agreement without such Transfers qualifying as “Transfer Offer”; provided further, that in no case shall a Transfer by a Party to such Party’s Permitted Transferee qualify as a “Transfer Offer”. Each time an Offering Stockholder receives a Transfer Offer for any Offered Stock from a Prospective Transferee, the Offering Stockholder shall first make an offering of the Offered Stock to the Company, followed by an offer to the other Party hereto, if applicable (the “Second ROFR Offeree”), in accordance with the following provisions of this Article III, prior to Transferring such Offered Stock to the Prospective Transferee. Neither Party may avoid the applicability of the provisions set forth in this Section 3.2, if such avoidance is in connection to, or otherwise derives, directly or indirectly, from either Party’s failure to act in good faith. For the purposes of this Section 3.2, references to either Party shall exclude the Company.

Section 3.3 Offer Notice.

(a) The Offering Stockholder shall, within five (5) Business Days of receipt of the Transfer Offer, give written notice (a “ROFR Notice”) to the Company stating that it has received a Transfer Offer for the Offered Stock and specifying:

i.	the type and aggregate number of shares of Offered Stock to be Transferred by the Offering Stockholder;

ii.	the proposed date of the closing of the Transfer, which shall not be less than 60 (sixty) days from the date of the ROFR Notice, unless otherwise agreed to by the Company in writing;

iii.	the purchase price per share for the Offered Stock and the other material terms and conditions of the Transfer Offer; and

iv.	the name of the Prospective Transferee who has offered to purchase such Offered Stock.

(b) The ROFR Notice shall constitute the Offering Stockholder’s offer to Transfer all or any portion of the Offered Stock to the Company in accordance with the provisions of this Article III, which offer shall be irrevocable until the end of the ROFR Exercise Period described in Section 3.4.

(c) By delivering the ROFR Notice, the Offering Stockholder represents and warrants to the Company that:

i.	the Offering Stockholder has full right, title and interest in and to the Offered Stock described in the ROFR Notice;

ii.	the Offering Stockholder has all the necessary power and authority and has taken all necessary action to Transfer the Offered Stock described in the ROFR Notice as contemplated by this Article III; and

iii.	the Offered Stock described in the ROFR Notice is free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement.

Section 3.4 Exercise of Right of First Refusal. Within five (5) Business Days following the receipt of the ROFR Notice (the “ROFR Exercise Period”), the Company shall deliver a written notice (the “ROFR Exercise Notice”) to the Offering Stockholder (such date of delivery, the “ROFR Exercise Notice Date”) stating its election to either (i) exercise its right to purchase all or any portion of the Offered Stock on the terms and conditions, including the purchase price, set forth in the ROFR Notice, and specifying therein the number of shares of Offered Stock it elects to purchase, or (ii) decline to exercise its right to purchase all or any portion of the Offered Stock. The Company’s failure to deliver the ROFR Exercise Notice to the Offering Stockholder within the ROFR Exercise Period will be deemed as a refusal to exercise its right to purchase the Offered Stock pursuant to this Section 3.4.

Section 3.5 Right of Second Refusal

(a) In the event that the Company has not exercised its right to purchase all of the Offered Stock or has declined to exercise its right to purchase any of the Offered Stock pursuant to Section 3.4 within the ROFR Exercise Period, the Offering Stockholder shall within five (5) Business Days of the earlier of the ROFR Exercise Notice Date or the end of the ROFR Exercise Period, give written notice (the “Second ROFR Notice”) to the Second ROFR Offeree stating that it has received a Transfer Offer for the Offered Stock (such Offered Stock amount adjusted to reflect the election, if any, by the Company to purchase a portion of the Offered Stock pursuant to Section 3.4). The Second ROFR Notice shall specify:

i.	the type and aggregate number of shares of the Offered Stock to be Transferred by the Offering Stockholder;

ii.	the proposed date of the closing of the Transfer, which shall not be less than 60 (sixty) days from the date of the Second ROFR Notice, unless otherwise agreed to by the Second ROFR Offeree in writing;

iii.	the purchase price per share for the Offered Stock equal to that in the ROFR Notice, and the other material terms and conditions of the Transfer Offer no less favorable than those in the ROFR Notice; and

iv.	the name of the Prospective Transferee who has offered to purchase such Offered Stock.

(b) The Second ROFR Notice shall constitute the Offering Stockholder’s offer to Transfer all or any portion of the Offered Stock to the Second ROFR Offeree in accordance with the provisions of this Article III, which offer shall be irrevocable for a period of five (5) Business Days following the receipt of the Second ROFR Notice (the “Second ROFR Exercise Period”).

(c) By delivering the Second ROFR Notice, the Offering Stockholder represents and warrants to the Second ROFR Offeree that:

i.	the Offering Stockholder has full right, title and interest in and to the Offered Stock described in the Second ROFR Notice;

ii.	the Offering Stockholder has all the necessary power and authority and has taken all necessary action to Transfer the Offered Stock described in the Second ROFR Notice as contemplated by this Article III; and

iii.	the Offered Stock described in the Second ROFR Notice is free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement.

(d) During the Second ROFR Exercise Period, the Second ROFR Offeree shall deliver a written notice (the “Second ROFR Exercise Notice”) to the Offering Stockholder (such date of delivery, the “Second ROFR Exercise Notice Date”) stating its election to either (i) exercise its right to purchase all or any portion of the Offered Stock on the terms and conditions, including the purchase price, set forth in the Second ROFR Notice, and specifying therein the number of shares of Offered Stock it elects to purchase, or (ii) decline to exercise its right to purchase all or any portion of the Offered Stock. The Second ROFR Offerees failure to deliver the Second ROFR Exercise Notice to the Offering Stockholder within the Second ROFR Exercise Period will be deemed as a refusal to exercise its right to purchase the Offered Stock pursuant to this Section 3.5.

Section 3.6 Consummation of Sale.

(a) In the event that the Company, the Second ROFR Offeree, or both, has/have exercised its respective right to purchase all or any portion of the Offered Stock, then the Offering Stockholder shall sell such Offered Stock to the Company, the Second ROFR Offeree, or both, respectively, within ten (10) Business Days following the expiration of the ROFR Exercise Period and/or Second ROFR Exercise Period, respectively (which periods may be extended for up to an additional ninety (90) days to the extent necessary to obtain required approvals or consents from any governmental authority). The Offering Stockholder shall take all actions as may be necessary to consummate the sale or sales contemplated by this Article III including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(b) In the event that the Company and/or the Second ROFR Offeree has/have not exercised their respective rights to purchase all of the Offered Stock by the expiration of the ROFR Exercise Period and the Second ROFR Exercise Period, respectively, then, provided the Offering Stockholder has also complied with the provisions of Article III, to the extent applicable, the Offering Stockholder may Transfer all (or the remaining portion) of such Offered Stock to the Prospective Transferee, at a price per share for the Offered Stock not less than that specified in the ROFR Notice and the Second ROFR Notice and upon terms and conditions no more favorable to the Prospective Transferee than those specified in the ROFR Notice and the Second ROFR Notice, but only to the extent that such Transfer occurs within ninety (90) days after expiration of the Second ROFR Exercise Period. Any Offered Stock not Transferred within such ninety (90) day period will be subject to the provisions of this Article III upon any subsequent Transfer.

Article IV

MISCELLANEOUS

Section 4.1 Gebbia Representative.

(a) The Gebbia Stockholders, by approving this Agreement and the Transactions contemplated by the First Tranche Agreement and the Second Tranche Agreement, the principal terms of the Transactions, and the consummation of the Transactions or by participating in the Transactions and receiving the benefits thereof, shall be deemed to have approved the appointment of, and hereby irrevocably appoint and constitute, [•] as the Gebbia Representative for and on behalf of the Gebbia Stockholders to exercise rights on behalf of the Gebbia Stockholders pursuant to Article III, to execute and deliver this Agreement and for all other purposes hereunder, to give and receive notices and communications, to nominate the Gebbia Directors pursuant to Section 2.2, as applicable, to enter into and provide amendments and modifications to and waivers in respect of this Agreement in accordance with Section 4.5 of this Agreement, and to take all actions necessary or appropriate in the good faith judgment of the Gebbia Representative for the accomplishment or any or all of the foregoing; provided that the Gebbia Representative shall not be entitled to exercise the voting rights of any Gebbia Stockholder unless such Gebbia Stockholder has granted the Gebbia Representative a proxy with respect to any such vote. The Gebbia Representative may resign at any time, and such Gebbia Representative may be changed by the approval of the Gebbia Stockholders by the approval of the Gebbia Stockholders holding a majority of the issued and outstanding Common Stock held in the aggregate by the Gebbia Stockholders immediately prior to the consummation of the First Tranche upon not less than ten (10) day’s prior written notice to all of the Gebbia Stockholders and to the Company. Following the consummation of the First Tranche, notices or communications, in writing, to or from the Gebbia Representative shall constitute notice to or from each of the Gebbia Stockholders.

(b) A decision, act, consent or instruction of the Gebbia Representative in writing shall constitute a decision of all of the Gebbia Stockholders and shall be final, binding and conclusive upon each and every Gebbia Stockholder, and the Company and Kakaopay may rely (without any obligation for further inquiry, and disregarding any dispute between the Gebbia Representative and any Gebbia Stockholder) upon any decision, act, consent or instruction of the Gebbia Representative in writing as being the decision, act, consent or instruction of each and every Gebbia Stockholder. The Company and Kakaopay shall not incur any liability of any kind with respect to any action or omission by the Gebbia Representative in connection with the Gebbia Representative’s services pursuant to this Agreement and shall not incur any liability of any kind to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Gebbia Representative in writing.

Section 4.2 Rights Not Transferrable. No Transferee of Kakaopay or the Gebbia Stockholders shall be entitled to any rights under this Agreement, other than any Transferees who are Affiliates (through equity ownership) of Kakaopay or the Gebbia Stockholders, respectively, and who agree in writing to be bound by the terms of this Agreement.

Section 4.3 Termination. This Agreement shall terminate (the “Termination”), and any and all rights held by the Gebbia Stockholders and Kakaopay pursuant to this Agreement shall cease, at such time as either the Gebbia Stockholders, in the aggregate, or Kakaopay hold less than five percent (5%) of the of the Company’s total issued and outstanding Common Stock on a fully diluted basis.

Section 4.4 Further Assurance. Each Party shall, at the request of the other Party, execute and deliver such other instruments and undertake such other actions that may be reasonably necessary or desirable for implementing the provisions set forth in this Agreement, including, but not limited to, the amendment of the Company Organizational Documents. The Parties shall and shall cause each its respective officers, managers and/or directors, as applicable, to use their reasonable best efforts to take any further action that may be necessary or desirable for such Party’s performance of this Agreement after the date hereof.

Section 4.5 Amendments and Modifications. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective without the approval in writing of the Company, Kakaopay and the Gebbia Representative; provided, that any Party may waive in writing the benefit of any provision of this Agreement with respect to itself for any purpose.

Section 4.6 Waivers, Delays and Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach, default or noncompliance by another Party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. No single or partial exercise of any such right, power, remedy, or any abandonment or discontinuance of steps to enforce such right power or remedy, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any Party hereto of any breach, default or noncompliance under this Agreement or any waiver on such Party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any Party, shall be cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 4.7 Successors, Assigns and Transferees. This Agreement shall bind and inure to the benefit of and be enforceable by the Parties hereto and their permitted successors and assigns.

Section 4.8 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified U.S. mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth below or such other address for which notice has been given pursuant to this Section 4.8:

if to the Company:	Siebert Financial Corp.
535 Fifth Avenue, 4th Fl.
New York, New York 10017
	Attn:	Andrew Reich, CFO
	Email:	areich@siebert.com

with a copy to:	Mitchell Silberberg & Knupp, LLP
2049 Century Park East, 18th Floor
Los Angeles, CA 90067
	Attn:	Mark Hiraide
	Email:	mth@msk.com

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025-7019
Attn:	Brad Finkelstein
Viq Shariff
Email:	bfinkelstein@omm.com
vshariff@omm.com

if to Kakaopay:	Kakaopay Corporation
166 Pangyoyeok-ro, 15th Fl. Tower B,
Bundang-gu, Seongnam-si,
Gyeonggi-do, Republic of Korea 13529
	Attn:	Hochul Shin
Dongyoup Oh
	Email:	simon.shin121@kakaopaycorp.com
dwhy.oh@kakaopaycorp.com

with a copy to:	Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, New York 10022
	Attn:	Michael D. Helsel
Jang H. Yeo
Adam Namoury
	Email:	helselm@gtlaw.com
yeoj@gtlaw.com
adam.namoury@gtlaw.com

Shin & Kim LLC
D-Tower (D2), 17 Jongno 3-gil, Jongno-gu,
Seoul, Republic of Korea 03155
Attn:	Young Joon Park
Hae Seong Ahn
James Kang
Email:	yjopark@shinkim.com
hseahn@shinkim.com
jameskang@shinkim.com

if to the Gebbia Representative:

John J Gebbia
500 Desota Dr
Fort Lauderdale, FL 33301b
Email:	princhepes@aol.com

Section 4.9 Interpretation. When a reference is made in this Agreement to a Section, Article, or Exhibit, such reference shall be to a Section, Article, or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 4.10 Entire Agreement; Assignment. This Agreement constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled, superseded by this Agreement and merged herein. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties hereto.

Section 4.11 Parties in Interest; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 4.12 Governing Law. This Agreement shall be governed by the internal law of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

Section 4.13 Consent to Jurisdiction. EACH PARTY IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL BE LITIGATED IN COURTS HAVING SITUS IN THE COUNTY OF NEW YORK, NEW YORK. EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY COURT LOCATED WITHIN NEW YORK, NEW YORK, WAIVES PERSONAL SERVICE OF PROCESS UPON SUCH PARTY, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO SUCH PARTY AT THE ADDRESS STATED HEREIN OR SUCH OTHER ADDRESS FOR WHICH NOTICE HAS BEEN GIVEN PURSUANT TO SECTION 4.8 AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.

Section 4.14 Specific Enforcement. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties hereto shall, to the fullest extent permitted by applicable Law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the First Tranche) in the courts of the State of New York or, if that court does not have jurisdiction, any federal court located in the State of New York or any other New York state court without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereto hereby further waives, to the fullest extent permitted by applicable Law, (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 4.15 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that original intent of the Parties is carried out to the fullest extent possible.

Section 4.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.17 Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 4.18 Conflict. If at any time it becomes apparent that there is any inconsistency between the provision of this Agreement (on the one part) and the Company Organizational Documents or agreements to which the Company is party (on the other part), the Company shall cause the Company Organizational Documents and agreements to be revised to be consistent with this Agreement and to give effect to this Agreement, unless not permitted under the applicable laws and regulations.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SIEBERT FINANCIAL CORP.

By:
	Name:	Andrew Reich
	Title:	CFO

KAKAOPAY CORPORATION

By:
Name:
Title:

THE GEBBIA REPRESENTATIVE

By:
Name:

[Gebbia Stockholders Signature Pages Follows]

[Signature Page to Stockholders’ Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GEBBIA STOCKHOLDER:

(Name)

(Signature)

(Name and Title of Signatory)

[Signature Page to Stockholders’ Agreement]

Schedule I
Gebbia Stockholders

John Gebbia

Gloria Gebbia

Richard Gebbia

John M. Gebbia

David Gebbia

Kimberly Gebbia

John & Gloria Gebbia Living Trust